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                                                                EXHIBIT 4(b)



                        AMENDMENT TO THE CHASE MANHATTAN
                          CORPORATION RIGHTS AGREEMENT

                 AMENDMENT, dated as of August 27, 1995 (the "Amendment"), to the Rights Agreement, dated as of February 15, 1989 (the "Rights Agreement"), between The Chase Manhattan Corporation, a Delaware corporation (the "Company"), and The Chase Manhattan Bank, N.A., a national banking association.

                                   WITNESSETH

                 WHEREAS, on February 15, 1989, the Board of Directors of the Company authorized and declared a dividend distribution of one Right for each share of Common Stock outstanding at the close of business on the Record Date, each Right representing the right to purchase one one-hundredth of a share of Preferred Stock upon the terms and conditions set forth in the Rights Agreement; and

                 WHEREAS, the Rights remain issued and outstanding and the Rights Agreement remains in effect with respect thereto; and

                 WHEREAS, Mellon Bank, N.A., has succeeded The Chase Manhattan Bank, N.A. as the Rights Agent (in such capacity, the "Rights Agent"); and

                 WHEREAS, no Distribution Date has occurred; and

                 WHEREAS, the Company and Chemical Banking Corporation, a Delaware corporation ("Chemical"), propose to enter into an Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which the Company would merge with and into Chemical; and

                 WHEREAS, in connection with the Merger Agreement, the Company and Chemical intend to enter into a Stock Option Agreement referred to therein (the "Stock Option Agreement") pursuant to which the Company would grant to Chemical an option to acquire up to 19.9% of the outstanding shares of Common Stock under certain circumstances; and

                 WHEREAS, in connection with the anticipated approval, execution, and delivery of the Merger Agreement, the Board of Directors of the Company has approved, in accordance with Section 27(iv) of the Rights Agreement, this Amendment and has directed the appropriate officers of the Company to take all appropriate steps to execute and deliver this Amendment.


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                 NOW, THEREFORE, in consideration of the premises and mutual agreements herein set forth, the parties hereby agree as follows:

                 (1)  Amendment to Section 1(a).

                 Section 1(a) of the Rights Agreement is hereby amended to read in its entirety as follows:

                          "(a) `Acquiring Person' shall mean any Person who or
                 which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 20% or more of the shares of Common Stock then outstanding, but shall not include any of the following:

                           (i) the Company, any Subsidiary of the Company, any
                 employee benefit plan of the Company or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan; or

                          (ii) until the termination of the Option (as defined
                 in the Stock Option Agreement) in accordance with the terms prior to any exercise thereof, Chemical or any Affiliate or Associate of Chemical, as a result of their acquisition of Beneficial Ownership of shares of Common Stock by reason of the approval, execution, or delivery of the Stock Option Agreement or the Merger Agreement, or by reason of the consummation of any transaction contemplated by the Stock Option Agreement or the Merger Agreement, so long as Chemical and any Affiliate or Associate of Chemical is not the Beneficial Owner of any shares of Common Stock, other than (w) shares of Common Stock of which Chemical or any Affiliate or Associate of Chemical is or becomes the Beneficial Owner by reason of the approval, execution, or delivery of the Stock Option Agreement or the Merger Agreement, or by reason of the consummation of any transaction, contemplated by the Stock Option Agreement or the Merger Agreement, (x) shares of Common Stock Beneficially Owned by Chemical or any Affiliate or Associate of Chemical on the date hereof, (y) shares of Common Stock of which Chemical or any Affiliate or Associate of Chemical inadvertently becomes the Beneficial Owner after the date hereof, provided that the number of such shares of Common Stock does not

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                 exceed 1/2 of 1% of the shares of Common Stock outstanding on the date hereof and that Chemical or any such Affiliate or Associate, as the case may be, divests such shares of Common Stock as soon as practicable after it becomes aware of such acquisition of Beneficial Ownership, and (z) shares of Common Stock Beneficially Owned or otherwise held by Chemical or any Affiliate or Associate of Chemical in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in either case in the ordinary course of its banking business."

                 (2)      Addition of Section 1(o).

                 A new Section 1(o) is inserted, to read as follows:

                          "(o)  `Chemical' shall mean Chemical Banking
                 Corporation, a Delaware corporation, and its successors."

                 (3)  Addition of Section 1(p).

                 A new Section 1(p) is inserted, to read as follows:

                          "(p) `Merger Agreement' shall mean the Agreement and
                 Plan of Merger, dated as of August 27, 1995, by and between Chemical and the Company, as the same may be amended from time to time."

                 (4)  Addition of Section 1(q).

                 A new Section 1(q) is inserted, to read as follows:

                          "(q) `Stock Option Agreement' shall mean the Stock
                 Option Agreement, dated as of August 27, 1995, by and between the Company, as issuer, and Chemical, as grantee, as the same may be amended from time to time."

                 (5)  Amendment to Section 11(a)(ii).

                 Section 11(a)(ii) of the Rights Agreement is amended to read in its entirety as follows:

                          "(ii) Subject to Section 24 of this Agreement, in the
                 event any Person, alone or

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                 together with its Affiliates and Associates, shall, at any time after the Rights Dividend Declaration Date, become an Acquiring Person, unless the event causing the 20% threshold to be crossed (A) is a transaction set forth in Section 13(a) hereof, or (B) is an acquisition of shares of Common Stock pursuant to a tender offer or an exchange offer for all outstanding shares of Common Stock at a price and on terms determined by at least a majority of the members of the Board of Directors of the Company who are not officers of the Company and who are not representatives, nominees, Affiliates or Associates of an Acquiring Person, after receiving advice from one or more investment banking firms, to be (a) at a price which is fair to stockholders (taking into account all factors which the Board of Directors deems relevant including, without limitation, prices which could reasonably be achieved if the Company or its assets were sold on an orderly basis designed to realize maximum value) and (b) otherwise in the best interests of the Company and its stockholders, then, promptly following the first occurrence of a Section 11(a)(ii) Event, proper provision shall be made so that each holder of a Right (except as provided below and in Section 7(e) hereof) shall thereafter have the right to receive, upon exercise thereof at the then current Purchase Price in accordance with the terms of this Agreement, in lieu of a number of one one-hundredths of a share of Preferred Stock, such number of shares of Common Stock of the Company as shall equal the result obtained by (x) multiplying the then current Purchase Price by the then number of one one-hundredths of a share of Preferred Stock for which a Right was exercisable immediately prior to the first occurrence of a Section 11(a)(ii) Event, and (y) dividing that product (which, following such first occurrence, shall thereafter be referred to as the `Purchase Price' for each Right and for all purposes of this Agreement) by 50% of the lowest closing price (as determined pursuant to the second sentence of Section 11(d)(i) hereof) per share of Common Stock on any Trading Day (as defined in Section 11(d)(i) hereof) occurring within the twelve-month period immediately preceding the date of such first occurrence (such number of shares, the `Adjustment Shares')."

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                 (6) Effectiveness. This Amendment shall be deemed to be in force and effective immediately prior to the execution and delivery of the Merger Agreement. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

                 (7) Defined Terms. Unless otherwise defined herein, all defined terms used herein shall have the same meanings given to them in the Rights Agreement.

                 (8) Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

                 (9) Counterparts. This Amendment may be executed in any number of counterparts, each of which shall for all purposes be deemed an original and all of which shall together constitute but one and the same instrument.

                 IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

                                        THE CHASE MANHATTAN CORPORATION

                                        By: /s/ L. Edward Shaw, Jr.
                                            -----------------------------
                                            Name:  L. Edward Shaw, Jr.
                                            Title: Executive Vice President
                                                   and General Counsel

                                        MELLON BANK, N.A.

                                        By: /s/ Lawrence E. Dennedy
                                            -----------------------------
                                            Name:  Lawrence E. Dennedy
                                            Title: Vice President

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